Exhibit 99.2

2010 Academic Annual Report

University of Phoenix

The 2010 University of Phoenix Academic Annual Report addresses the issue of academic quality and discusses why it appears to be difficult to define, measure, and deliver. Academic quality, always the mainstay of education, has become more important than ever as we endeavor to return the United States to a global leadership role in education.
Never before have students, governments, and taxpayers clamored so loudly for increased accountability and transparency in education. The call is coming from all sides to show the links between the classroom, academic quality, and success in the workplace. While the impatience grows, the difficulty defining academic quality and appropriate metrics for a changing educational and work landscape continues.
Today’s economics demand that more significant numbers of people continue their education to complete a degree, to repurpose careers, or to stay current with technology and changes in the professions. For quite some time, the traditional residential student going directly from high school to college has been the exception rather than the rule. As a result of the needs of the new majority, and because technology has advanced to a point that anyone can attend class at any time and almost anywhere, delivery methods have evolved and determining the appropriate metrics to measure quality have yet to be defined.
The University of Phoenix has determined that academic quality must be discussed from two perspectives: as a measure of internal integrity in which key indicators that tie academic outcomes to student success are a part of a system of continuous improvement, and as a set of measures by which institutions can be compared in regard to student achievement. The University has identified curriculum, assessment of student learning outcomes, and faculty preparation as basic to the enterprise. These elements must be continually improved as part of the internal integrity process that defines academic quality and results in student achievement that can be compared externally. How the University accomplishes this is discussed in detail in the report that follows.
In the second section of the 2010 Academic Annual Report, the University reviews student performance on a series of internal and external metrics. These include the National Survey of Student Engagement (NSSE), the Standardized Assessment of Information Literacy Skills, and the ETS® Proficiency Profile (EPP). The latter was previously known as the Measure of Academic Proficiency and Progression (MAPP). The assessment remains the same; the name is the only change.
In general, there is congruency in results this year as compared to the last two Academic Annual Reports. The completion rates for the University show a slight decline this year. The University believes that most of these changes arise from difficulties associated with current economic conditions.
Finally, the Report reviews the initiatives announced in last year’s report the University Orientation, the First-Year Sequence, and Just-In-Time remediation through the University’s Centers for Writing and Mathematics Excellence. Going forward, the University continues to make data-driven decisions on how best to continually improve its systems and curriculum in ways that will best benefit our students.

University of Phoenix (UOPX) was founded on an agenda of social responsibility to provide educational access to underserved populations. This agenda has served the University and its students well, and the policies underpinning that agenda have become an integral part of the culture of University of Phoenix.
Over the last three decades, University of Phoenix has worked to build an institution with the agility to directly address the shifting economic and academic challenges that working adults face. The University’s growth over the last thirty years has been fueled by constant innovation and ongoing efforts to improve the learning experience through advanced technology.
University of Phoenix has evolved to meet the changing needs of students and employers. Today the University is a comprehensive learning institution enrolling 470,800 students, with a faculty of more than 32,000 and nearly 600,000 alumni.
In this, the third Academic Annual Report issued, the University analyzes academic quality in higher education and attempts to answer why quality is so difficult to define and ensure. In the second half, the report reviews the Academic Scorecard for University of Phoenix students.

Mission and Purposes
The Mission of University of Phoenix is to provide access to higher education opportunities that enable students to develop the knowledge and skills necessary to achieve their professional goals, improve the productivity of their organization, and provide leadership and service to their communities.
1. To facilitate cognitive and affective student learning, knowledge, skills and values, and to promote use of that knowledge in the student’s workplace.
2. To develop competence in communication, critical thinking, collaboration, and information utilization, together with the commitment to lifelong learning for enhancement of students’ opportunities for career success.
3. To provide instruction that bridges the gap between theory and practice through faculty members who bring to their classroom not only advanced academic preparation, but also the skills that come from the current practice of their professions.
4. To provide General Education and foundational instruction and services that prepare students to engage in a variety of university curricula.
5. To use technology to create effective modes and means of instruction that expand access to learning resources and that enhance collaboration and communication for improved student learning.
6. To assess student learning and use assessment data to improve the teaching/learning system, curriculum, instruction, learning resources, counseling and student services.
7. To be organized as a for-profit institution in order to foster a spirit of innovation that focuses on providing academic quality, service, excellence, and convenience to the working student.
8. To generate the financial resources necessary to support the University’s mission.

What Is It? Where Is It?
Never before have students, governments, and taxpayers clamored so loudly for increased accountability and transparency in education. The demand to show the links between the classroom, academic quality, and ultimately success in the workplace is affecting all levels of education. This situation becomes more problematic when trying to define academic quality in specific terms. The collective wisdom of academia has not been able to reach consensus. Nor has the federal government been able, despite repeated efforts, to come up with a definition of academic quality. Over time, various metrics have been proposed as significant indicators of quality; these include graduation rates, job placement rates, transfer rates, and rates of attrition and retention.1 While such numbers provide a type of quantification, they are often difficult for the public to understand and are subject to a wide anger of interpretation and discussion as to efficacy.

“The world-wide expansion of access to higher education has also created an increasing national and global demand for consumer information on academic quality. Because a college education is a rare purchase and an increasingly important as well as expensive decision in one’s life, students and their families are seeking information that will help them make informed choices in the selection of a university and/or an academic program.”
A Cross-National Analysis of University Ranking Systems, 2005
In the book Academic Quality Work: A Handbook for Improvement, it is noted that there is currently a “growing worldwide impatience with the quality of education, and indeed, with university outcomes generally.”2 That is hardly an understatement. The U.S. Department of Education is particularly interested in the process of regional accreditation and whether it can properly regulate higher education. The Department has sought to demand standardized, quantifiable metrics while the accrediting bodies maintain that a standard set of metrics does not ensure the quality of a broad spectrum of institutions, organized to meet a variety of needs, and with varying missions. Parents, students, and increasingly taxpayers want to know that an investment in higher education is one that will have value for individuals as well as the public in general. The dilemma is that while impatience grows, the difficulty with defining academic quality and determining appropriate metrics remains.

Defying Definition and Tradition
American society has progressed from an agrarian to industrialized economy and from there to the manufacturing giant that propelled the United States to global leadership. Today the American economy has evolved further to an information-driven, knowledge-based society. But while American society has transformed significantly, traditional higher education has remained a fairly consistent monolith, defined by historical conditions that no longer exist.
Most institutions of higher education still operate on a schedule designed to allow students to spend summers harvesting crops, returning to the classroom in the fall. And the classroom environment remains a product of formulas that equate quality with time in class. The structure of that time, in the traditional lecture format, remains despite clear evidence of its minimal effectiveness as a learning model.
Such basic issues point to seminal questions concerning quality. Primary among these is the issue of seat time as an indication of quality instruction. Indeed, once one looks beyond historical constraints, one wonders if time-to-degree is not merely an outgrowth of an earlier societal imperative. And in an era where knowledge is not the purview of the few—the faculty—who then disperse it to the many—the students—it must be asked whether learning is not better facilitated by constructing knowledge, rather than by regurgitating facts memorized for midterms and finals which are then forgotten.
With more and more Americans wanting and needing quality education, and with American prosperity riding on it, higher education must find a way of accommodating growing numbers of students while ensuring academic integrity in programs. This is not, however, only an American dilemma. The same discussions are being held worldwide, most noticeably in the Bologna Project,3 which looks to increase mobility and employability throughout Europe, to create participative equality, to allow more students to pursue higher education, and to correct the imbalance between rich and poor.
Misaligned Metrics
Most of the current measures of academic quality are those applied to full-time on-campus students, who make up only about one quarter of the total college enrollment in America. These students go directly from high school to college, attend classes full time, and experience residential life on campus. They then proceed to the world of work. For these students there is an orderly progression that can be tracked and quantified institutionally by such measures as graduation rates, job placement rates, or lifetime earnings.
However, some three-quarters of all students in America today do not fit this mold. They are older; they work full or part time and have family responsibilities, including financial obligations. These are the students we termed “Next Generation Learners” in the 2009 Academic Annual Report. Their progression is not linear or orderly and is complicated by a variety of life factors (i.e., risks), and yet access to higher education is vital.
For these students, measures such as graduation rates are not the best indicators of institutional success. To be specific, take the recent report With Their Whole Lives Ahead of Them4 commissioned by the Bill and
Melinda Gates Foundation. The authors found that the majority of students who leave college do so, not because the institution failed to keep them engaged or because they found the work too difficult, but due to finances. The main reason for students failing to complete a degree program is that they must drop out in order to work. Of those surveyed who dropped out, more than a third said that even if tuition and book fees were waived, they could not continue working toward a degree. They had to work to earn a living. Because money and
“Student success in college cannot be documented-as it usually is-only in terms of enrollment, persistence, and degree attainment. These widely used metrics, while important, miss entirely the question of whether students who have placed their hopes for the future in higher education are actually achieving the kind of learning they need for a complex and volatile world.”
College Learning for the New Global Century, 2007

finances account for the majority of college dropouts,5 graduation rates are a misleading metric of institutional academic quality.
Similarly, job placement and earnings are subject to a multitude of pragmatic factors such as the state of the economy, the subject in which the student majors, the skill sets gained, and whether the applicant has the requisite interpersonal and interviewing skills to obtain a position. More to the point, these factors are largely irrelevant for working adults who are already in the job market.
In a related and highly charged issue, there is a call today to show the linkage between higher education and what the Department of Education has termed “gainful employment.”6 The proposed regulation involves complex formulas linking student loans to potential earnings for graduates. Although the “gainful employment” spotlight has been focused on proprietary institutions, all of higher education should be alert to the fact that return on investment is becoming a key concern as public monies shrink and governments must ensure efficient use of taxpayer dollars.
Such gainful employment measures should in fact be only a portion of the larger equation, as they simply do not represent academic quality, nor do they encourage broad education goals designed to prepare students for the jobs of the future. Indeed, the innovations for industries that have not yet been created will make it imperative for students to have strong foundations in critical thinking, teamwork, math, science, and the language arts rather than narrowly defined fields of employment.
Defining Quality: Where to Look and What to Look For
In a general sense, academic quality must be discussed from two perspectives. The first is as a measure of internal integrity in which key indicators that tie academic outcomes to student success are part of a system of continuous improvement. The second is as a set of measures by which, for better or worse, institutions can be compared in regard to student achievement.
That said, University of Phoenix has sought to improve the quality of its educational offerings by focusing on the essential elements of the student academic experience. This has permitted the University to identify those elements that must be addressed through an internal system of continuous improvement in order to better serve students, elements that can be tied to external benchmarks in order to ensure that students are indeed being better served. Through this process the University has identified curriculum, assessment of student learning outcomes, and faculty preparation as basic to the enterprise. It is these elements, we contend, that must be continually improved as part of the internal integrity process that defines academic quality at the University and which in turn results in student achievement that can be compared externally. This is a three-step process: 1) build quality, 2) measure quality, and 3) deliver quality.
Building Quality: Curriculum Development
To ensure academic integrity and to be certain that all courses map to the appropriate learning outcomes, University of Phoenix draws on the content expertise of more than 32,000 faculty. Curriculum is developed by the colleges in concert with a team of instructional designers who build courses and programs to outcomes informed by both internal and external constituencies: faculty, students, employers, programmatic accrediting bodies, and industry standards. The diagram below shows alignment from the University’s Mission down to course objectives.

The implications of this system are significant as the higher education community considers the issues of awarding credit and how learning outcomes are tied to student success. Specifically, this system provides the ability to identify where within a course or program the learning experiences are provided to develop each student-learning outcome, the ways in which the outcome has been measured, and the results of that measurement. This measurement need not be tied to seat time or conventional definitions which, as we have discussed, are largely unrelated to actual learning.
In 2010 University of Phoenix received the Showcase in Excellence Award from the Arizona Quality Alliance (AQA)7 in recognition of the University’s commitment to the development of quality academics through the Program Development Process.
In recognizing University of Phoenix, the Arizona Performance Excellence Award Program used the Baldrige National Quality Program criteria. The award committee indicated that the University of Phoenix Program Development Process consisted of four deliberate phases designed to optimize the alignment with three Baldrige-based core values: customer-driven excellence, agility, and management by fact. The phases of the Program Development Process include research, conceptual design, and alignment with institutional and programmatic accrediting agency requirements. The process is designed to engage key stakeholder groups by directly utilizing their input, which in turn informs the development of academic programs.
“Recipients of the [Showcase in Excellence] award represent a high level of achievement in approach, deployment, learning, and integration of organizational process that produce excellent results. Recipients are expected to share their learning with other organizations.”
AQA Performance Excellence Program

Measuring Quality: Assessment
As mentioned earlier the Bologna Project, which has been operating for some years in Europe, has been making recent headlines. In a June 2010 article in The Chronicle of Higher Education, the Lumina Foundation stated it was “pleased enough with the initial results of the project, which focused on defining the knowledge and skills that a degree in a given discipline represents, that it wants to move on to the next stage.”8 This focus—defining the knowledge and skills students are expected to possess upon graduating with a degree in a given discipline—has been at the core of both the curriculum design and the assessment process at University of Phoenix for several years. It is, in fact, one of the major ways that the University believes academic quality can be engaged, ensured, and evaluated for improvement.
Assessment is two pronged: one prong devoted to student learning and one for institutional learning and change. Multiple methods are used to assess each student-learning outcome. From an internal perspective, the integrity of the learning assessment and institutional evaluation processes is essential because the data generated provide the fuel for continuous improvement. The data also provide the means for the faculty and administration to assess the degree to which goals related to student learning and achievement are being accomplished. In addition, they serve as a tool for identifying gaps and making improvements that will increase academic quality. Assessment of student learning leads to institutional learning. Finally, assessment data provide a basis for measuring outcomes against external benchmarks.
The University colleges review programmatic data to make changes and improvements in curriculum, instruction, and assessment processes. Each program is on an improvement cycle with its respective college. This allows the college to close the loop expediently wherever a gap in performance may occur. Armed with the information gained in the assessment processes, each college is well positioned to effectively allocate the time, resources, and expertise required to enhance student learning.

Delivering Quality: Faculty
University of Phoenix currently has more than 32,000 total faculty members. The faculty consists of Core and Associate Faculty members. Core Faculty make up approximately five percent of the total and their duties include a combination of instruction and curriculum oversight. The Associate Faculty are those faculty members contracted to teach on a course-by-course basis. The role of the faculty member in ensuring academic quality cannot be overstated. For many students, the faculty member is the face of the institution. This is particularly true in a non-residential institution such as University of Phoenix.
University of Phoenix faculty unite the curriculum with the student, and faculty members are encouraged to do this in a way that stimulates discovery, discussion, inquiry, knowledge sharing, and critical thinking skills. Faculty members are asked to facilitate learning by whatever means best suits the specific learning outcome they are addressing.
Faculty members at University of Phoenix, whether in the brick and mortar classroom or the virtual classroom, are asked to ensure that the learning is student centered. To assist faculty in this collaborative enterprise and to ensure fairly applied expectations, the University requires all potential faculty members, regardless of their previous teaching experience, to undergo a rigorous application, certification, and continuous-training process.
Through faculty recruitment, certification, assessment, and mentorship, the University provides the faculty members with a baseline set of outcomes to be successful and instruction in how to assess student learning. In addition, the University has implemented assessment procedures and metrics to gauge faculty success that allow for coaching, development, and timely intervention.
The journey to become a faculty member at University of Phoenix is both challenging and rewarding and ultimately is focused on enabling the faculty member to provide the best possible learning experience for students. Faculty selection is a process that includes three phases and in most cases takes between three and five months to complete. The process is as follows:

Many people express interest in becoming a member of the faculty at the University of Phoenix. Those interested get information by calling one of the campuses or through the website www.phoenix.edu. All prospective candidates must have an advanced degree from an accredited institution. A candidate may submit an online application which is then reviewed to determine if the applicant’s background and credentials meet the instructional needs of the University.
Once the applicants become candidates, they are asked to complete Faculty Certification which is a four-week process that includes but is not limited to managing classrooms, meeting learning objectives, and grading and evaluation. All candidates are assessed and evaluated throughout the certification process. Certification also gives faculty candidates an opportunity to experience the University in the same way students do. Candidates are asked to complete assignments and to make use of the learning assets and tools available to them and to the students.
Once the candidates have successfully completed Faculty Certification, they are assigned contracts to teach a class under the supervision of Faculty Mentors who provide feedback. The Faculty Mentors also make recommendations to the administration as to the suitability of the candidates. The process from application to approval as a member of the University of Phoenix faculty can take from three to five months to complete.

Phase 1: Initial Application
•	Potential faculty members express interest.

•	Faculty applicants are screened for required credentials which are matched to current curricular needs.

•	Each credentialed, qualified applicant participates in general and content-area interviews that allow Core Faculty at each campus to assess, beyond credentials, each applicant’s background and content-area knowledge, helping identify those applicants who would best meet the instructional needs of the University.

•	Following successful interviews, all official documentation of credentials is gathered and verified, including transcripts and licensures.

•	Applicants are then given an opportunity to demonstrate their instructional aptitude and ability to facilitate learning in the classroom while being assessed by campus faculty.
Phase 2: Faculty Certification
•	Once the faculty applicant completes the initial application phase, he or she becomes a faculty candidate.

•	Faculty candidates complete Faculty Certification which is an extensive knowledge, competency, and skills training and assessment process. Faculty Certification addresses the following topics:
✓	Facilitating adult learning

✓	Managing classroom skills

✓	Meeting learning objectives

✓	Grading and evaluation

✓	University of Phoenix resources available to students and faculty

✓	University of Phoenix policies and procedures
•	Faculty Certification lasts for four weeks, during which time evaluation of the applicants continues with a more thorough assessment of their ability to facilitate learning and exhibit the positive interpersonal qualities required. Specialized training is provided for some programs, and all faculty candidates are assessed on a weekly basis by a faculty member who is the trainer during the four weeks.

•	Throughout the certification process, faculty members experience the University in much the same way that students do. Faculty members are asked to complete assignments using the learning assets and tools available to the students so that they know not only where the tools are located, but also how and when to use them to their best advantage. This also gives faculty candidates empathetic insight into what the students experience in an accelerated learning environment.
Phase 3: Mentorship
•	After successfully completing faculty certification, clearing a background check, and submitting the University’s new hire documentation, which includes proof of authorization to work in the United States, each faculty candidate continues the selection process by teaching a paid mentorship class with coaching and assessment by a Faculty Mentor (an experienced faculty member).

•	The faculty candidate is contracted to teach a course under the Mentor’s supervision. The Faculty Mentor provides ongoing feedback to the candidate and makes a recommendation to Academic Affairs based on his or her assessment of the faculty candidate at the end of the mentorship class.

•	Following successful completion of the mentorship class and a positive recommendation from the Faculty Mentor, the candidate is invited by campus Academic Affairs leadership to join the faculty.

The University is committed to the ongoing professional development of its faculty. This commitment is evidenced by the variety of programs and activities available to develop and enhance faculty effectiveness. Regular training and development activities are offered at the brick and mortar classroom as well as online. These activities provide opportunities for faculty members to enhance and expand their teaching, assessment, and professional skills. Also, ongoing faculty evaluation continues at both campus Academic Affairs and the Central Administration levels. Quality-control processes and systems have been developed to measure and monitor quality in the classroom.
Reports are generated, distributed on the University-wide intranet, and reviewed by Central Administration Academic Operations as well as campus personnel. These include the following:
•	Grade Variance Reports

•	Student End-of-Course Surveys

•	Classroom Issues Tracking (CIT) – Classroom issues can be reported by students, Academic Advisors, or administrators. The campus, the faculty member, or the student’s Academic Advisor will follow up on CIT issues for the purpose of achieving success.
In addition, faculty members are evaluated in several ways, including the following:
•	Faculty materials for entry-point classes are reviewed periodically.

•	Unscheduled classroom observations are conducted from time to time by the Directors of Academic Affairs, Program Managers, or Campus College Chairs.

•	Every instructor is given a peer review by another faculty member, who is trained in reviewing techniques, to provide feedback and best practices at least once every two years.
The results of these three integrated systems devoted to quality can be measured externally by the performance of University of Phoenix students as compared to national benchmarks. These results, along with the lessons learned to date, are presented in the next section.

Today the United States competes in a knowledge-based global economy. The demands of the workplace require workers who will continue their education beyond high school—and in most cases, throughout their lifetimes. To meet that demand the University offers more than 100 degree programs at the associate through doctoral levels. Students can attend class online, in a brick and mortar classroom, or a combination of both.

Associate Programs
Accounting	Information Technology
Business	IT Networking
Communications	IT Web Design
Criminal Justice	IT Support
Elementary Education	IT Database Development
Financial Services	Paraprofessional Education
General Studies	Psychology
Health Care Administration	Sport Management
Health Care Medical Records	Travel, Hospitality, and Tourism
Health Care Pharmacy Practice	Visual Communication
Human Services Management

 Baccalaureate Programs

BSB
Accounting
Administration
Communications
e-Business
Finance
Global Business Management
Green and Sustainable Enterprise Management
Hospitality Management
Human Resource Management
Information Systems
Integrated Supply chain and Operations
Management
Management
Marketing
Organizational Innovation
Public Administration
Retail Management
Small Business Entrepreneurship

BS
Accounting
Biology
Communication
Environmental Science
History
Psychology

BSM
Management

BA
English

BSEd
Elementary Education

BSHA
Health Administration
Information Systems
Long-Term Care

BSHS
Human Services
Management

BSN
LPN/LVN to BS in Nursing
RN to BS in Nursing
International

BSIT
Business Systems Analysis
Computer Support
Database Administration
Information System Security
Multimedia and Visual Communication
Networking
Software Engineering
Web Development

BSCJA
Criminal Justice Administration

BSOSM
Organizational Security and Management

 Graduate Programs
MBA
Accounting
Energy Management
Global Management
Health Care Management
Human Resources Management
Marketing
Project Management
Public Administration
Small Business Management
Technology Management
MBA (Spanish)
Global Management (Spanish)
MM
Human Resource Management
Public Administration
International
MSA
Accountancy
MPA
Public Administration
MHA
Gerontology
Health Care Education
Health Care Informatics
MIS
Information Systems
MSAJS
Information Systems

MSP
Psychology
MAEd
Administration and Supervision
Curriculum and Instruction
Curriculum and Instruction
•	ESL
•	Computer Education
•	Mathematics
•	Language Arts
Early Childhood
Teacher Education/Elementary
Teacher Education/Secondary
Teacher Leadership
Special Education
Adult Education and Training
MSN
Health Administration
Nurse Practitioner
MBA/Health Care
MSC
Community Counseling
Marriage and Family Counseling
Marriage and Family Therapy
Marriage, Family and Child Therapy
Mental Health Counseling
School Counseling

Doctoral Programs
DBA
Business Administration
DM
Organizational Leadership
Organizational Leadership/
•	Information Systems and Technology
DHA
Health Administration
EdD
Educational Leadership
Educational Leadership
•	Curriculum and Instruction
•	Educational Technology

EDS
Educational Specialist
PhD
Industrial/Organizational Psychology
Higher Education Administration
Nursing

Accreditation
University of Phoenix operates campuses and learning centers in 39 states, the District of Columbia, and Puerto Rico. The University must conform to all state and national laws regarding licensed businesses and the regulations of various departments of education as well as higher education regulatory authorities in each jurisdiction in which the University operates.
University of Phoenix is regionally accredited by the Higher Learning Commission and a member of the North Central Association of Colleges and Schools9 and has held this accreditation since 1978. In addition to regional accreditation, the University has applied for and been granted programmatic accreditation for several individual academic programs:
Table 1: Programmatic Accreditation

Accrediting Body		Acronym	Contact Information
Nursing	Commission on Collegiate Nursing Education	CCNE	www.aacn.nche.edu American Association of Colleges of Nursing One Dupont Circle NW Suite 530 Washington, DC 20036
Counseling	Council for Accreditation of Counseling and Related Educational Programs	CACREP	www.cacrep.org Council for Accreditation of Counseling and Related Educational Programs 1001 North Fairfax Street, Suite 510 Alexandria, VA 22314
Business	Accreditation Council for Business Schools and Programs	ACBSP	www.acbsp.org Accreditation Council for Business Schools and Programs 11520 West 119th Street Overland Park , KS 66213
Education	Teacher Education Accreditation Council	TEAC	www.teac.org Teacher Education Accreditation Council One Dupont Circle NW Suite 320 Washington, DC 20036

Benchmarking Quality: Accountability and Transparency
In general, there is congruency in results this year as compared to the last two Academic Annual Reports (2008, 2009). Student and faculty diversity in ethnicity and gender remain about the same as last year. In the area of student satisfaction, the results reported in the National Survey of Student Engagement (NSSE)10 are essentially the same as in 2009.
In the area of information literacy, the results shown from the Standardized Assessment of Information Literacy Skills (SAILS)11 indicate that scores for seniors are greater than those for freshmen. The general education knowledge and skills of freshmen and seniors, as measured by the ETS® Proficiency Profile,12 were roughly equivalent to the scores of freshmen and seniors from last year.
The completion rates for the University show a slight decline in the percentage of students graduating in 150 percent of the traditional time to degree completion. The University believes that these changes arise from difficulties associated with current economic conditions. However, the University believes the new orientation program (outlined in the 2009 Academic Annual Report and detailed later in this report) could mitigate this decline, in part by ascertaining student commitment.

DEMOGRAPHICS
The Students
Throughout its history, the University has sought to provide access to higher education to all those who were willing to put in the effort to earn a degree. Close to half of the University’s enrollment consists of students from underrepresented racial or ethnic communities.

Graph 1: UOPX Total Student Ethnicity	Graph 2: National Total Student Ethnicity

Source: Original data submitted by UOPX to NCES through IPEDS Fall Enrollment Survey 2009-2010.	Source: IPEDS Fall Enrollment Survey for 2009-2010 including 2,774 four-year institutions.

■ Non-resident Alien	■ Hispanic or Latino/Hispanic
■ American Indian or Alaskan Native	■ White/White non-Hispanic
■ Asian/Native Hawaiian or other Pacific Islander	■ Race/Ethnicity Unknown
■ Black or African American/Black non-Hispanic
Female students make up two thirds of the total enrollment at University of Phoenix as opposed to just over half of the overall enrollment in colleges in universities nationwide.

Graph 3: UOPX Total Student Gender	Graph 4: National Total Student Gender

Source: Original data submitted by UOPX to NCES through IPEDS Fall Enrollment Survey 2009-2010.	Source: IPEDS Fall Enrollment Survey for 2009-2010 including 2,774 four-year institutions.

■   Male
■   Female

Undergraduate enrollment at University of Phoenix is more ethnically diverse than the latest national enrollment figures provided by NCES.13

Graph 5: UOPX Undergraduate Student Ethnicity	Graph 6: National Undergraduate Student Ethnicity

Source: Original data submitted by UOPX to NCES through IPEDS Fall Enrollment Survey 2009-2010.	Source: IPEDS Fall Enrollment Survey for 2009- 2010 including 2,774 four-year institutions.

■ Non-resident Alien	■ Hispanic or Latino/Hispanic
■ American Indian or Alaskan Native	■ White/White non-Hispanic
■ Asian/Native Hawaiian or other Pacific Islander	■ Race/Ethnicity Unknown
■ Black or African American/Black non-Hispanic
Female students make up more than 68 percent of the undergraduate University of Phoenix enrollment as compared to approximately 56 percent of the national undergraduate enrollment.

Graph 7: UOPX Undergraduate Student Gender	Graph 8: National Undergraduate Student Gender

Source: Original data submitted by UOPX to NCES through IPEDS Fall Enrollment Survey 2009-2010.	Source: IPEDS Fall Enrollment Survey for 2009-2010 including 2,774 four-year institutions.

■   Male
■   Female

Graduate student enrollment at University of Phoenix is ethnically diverse with more than 50 percent minority enrollment.

Graph 9: UOPX Graduate Student Ethnicity	Graph 10: National Graduate Student Ethnicity

Source: Original data submitted by UOPX to NCES through IPEDS Fall Enrollment Survey 2009-2010.	Source: IPEDS Fall Enrollment Survey for 2009-2010 including 2,774 four-year institutions.

■ Non-resident Alien	■ Hispanic or Latino/Hispanic
■ American Indian or Alaskan Native	■ White/White non-Hispanic
■ Asian/Native Hawaiian or other Pacific Islander	■ Race/Ethnicity Unknown
■ Black or African American/Black non-Hispanic
Female graduate students make up 68 percent of the University’s graduate enrollment as compared to approximately 60 percent nationally.

Graph 11: UOPX Graduate Student Gender	Graph 12: National Graduate Student Gender

Source: Original data submitted by UOPX to NCES through IPEDS Fall Enrollment Survey 2009-2010.	Source: IPEDS Fall Enrollment Survey for 2009-2010 including 2,774 four-year institutions.

■   Male
■   Female

The Faculty
The following charts show the ethnicity and gender breakdown for University of Phoenix faculty, as well as national faculty demographics. Faculty ethnicity for the University is more diverse than the figures provided by the National Center for Educational Statistics for American faculty in general.

Graph 13: UOPX Faculty Ethnicity	Graph 14: National Faculty Ethnicity

Original data submitted by UOPX to IPEDS Human Resources Survey	IPEDS Human Resources Survey for 2009

■ Non-resident Alien	■ Hispanic or Latino/Hispanic
■ American Indian or Alaskan Native	■ White/White non-Hispanic
■ Asian/Native Hawaiian or other Pacific Islander	■ Race/Ethnicity Unknown
■ Black or African American/Black non-Hispanic
Women now make up more than half of University of Phoenix faculty. The percentage of female faculty at University of Phoenix rose from 49 percent in 2009 to 53.5 percent this year.

Graph 15:UOPX Faculty Gender	Graph 16: National Faculty Gender

Original data submitted by UOPX to IPEDS Human Resources Survey	IPEDS Human Resources Survey for 2009

■   Male
■   Female

Comparative Outcome Results
Student Satisfaction
The University regularly conducts student satisfaction surveys and uses these results to implement change within the organization. The following tables show student satisfaction at University of Phoenix as compiled from internal surveys.
Student End-of-Course Surveys
As these surveys indicate, University of Phoenix students rate each category high at approximately 90 percent or better in each area.
Table 2: UOPX Student Satisfaction

End-of-Course Survey	09/2009 to 04/2010

Faculty Effectiveness	92.2%
Curriculum Effectiveness	92.6%
Academic Services	94.7%
Financial Aid Services	89.4%

Note: Results shown for a partial year, as a change in the measurement tool was implemented after April 2010.
Source: University of Phoenix Student End-of-Course Surveys, available to students at the end of every course.
End-of-Program Surveys
End-of-Program Surveys indicate that students feel their experience at the University was a positive one. When asked at the end of their degree programs how they felt about their experiences at the University, they rated all services and categories well above average.
Table 3: UOPX Student End-of-Program Graduate Surveys

End-of-Program Survey	09/2009 to 08/2010

Enrollment Counseling	4.29
Academic Advising	4.20
Financial Aid Services	3.86
Quality of Instruction	4.37
Availability of Faculty	3.75
Learning Teams	3.83
Library/Learning Resources	4.39

Note: End-of-Program Surveys are based on a Likert scale of 1-5 (where 1 = Strongly Disagree and 5 = Strongly Agree).
Source: University of Phoenix Student End-of-Program Surveys, available to students at the conclusion of the students’ programs.

Alumni Survey
The satisfaction level with a University of Phoenix education and experience continues after students graduate. Overall, alumni rated the University positively in all categories.
Table 4: UOPX Alumni Survey

Alumni Survey	Mean Score	“n” varies by
	2010	item

Education met expectations.	4.01	5977

UOPX offers high quality education.	4.09	5987

UOPX education is useful in profession.	3.99	5973

UOPX degree comparable to similar degrees from other institutions.	3.74	5978

Note: Mean score computations derived from Likert-type items, 1= Strongly Disagree to 5=Strongly Agree. Calculations weighted based on program proportion (stratum) for master’s and bachelor’s degree levels combined. Source: 2010 Academic Questionnaire for Alumni, web-based survey administered to sample of FY2006-FY2009 graduates.
National Survey of Student Engagement
University of Phoenix also uses an external measure of student satisfaction, the National Survey of Student Engagement (NSSE). This year’s survey reports on the 2009 academic year. In an effort to ensure a geographically diverse sample, the FY09 NSSE was administered on a voluntary basis to all freshmen and seniors at four University of Phoenix campuses: Atlanta, Detroit, Houston, and Phoenix.
As noted in the following tables, University of Phoenix seniors’ responses that relate to the stated University of Phoenix Learning Goals14 are compared to accumulated average responses by students attending other institutions of higher education offering at least baccalaureate through master’s degree programs. In nine of the ten categories, University of Phoenix students rate the University higher than the national average response rating; in the remaining category, University of Phoenix students rate their satisfaction with “Acquiring a broad general education” at the same rate as their peer group.
Table 5: National Survey of Student Engagement

NSSE Questions that relate to UOPX Learning Goals	UOPX	Master’s
Percentage of seniors who felt their college/university	FY 2009	Universities and
contributed “quite a bit” or “very much” to their knowledge,		Colleges[b]
skills, and personal development in the following areas:	n = 781[a]	n = 68,066[a]

Acquiring a broad general education	84%	84%
Acquiring job- or work-related knowledge and skills	82%	77%
Developing a personal code of values and ethics	67%	63%
Thinking critically and analytically	91%	88%
Analyzing quantitative problems	82%	75%
Solving complex real-world problems	75%	64%
Writing clearly and effectively	90%	79%
Speaking clearly and effectively	87%	75%
Using computing and information technology	84%	80%
Working effectively with others	89%	81%

[a] Exact sample size varies by item. [b] “Master’s Universities and Colleges” refers to institutions that offer baccalaureate through master’s degrees.

Information Literacy
The skills required to become successful in the digital workplace are woven throughout the five Learning Goals required for all University of Phoenix courses and programs: professional competence and values, critical thinking and problem solving, communication, information utilization, and collaboration.
In addition, the University has taken steps to ensure that the way students learn emulates the way professionals work today. The University Library houses more than 75,000 unique full-text publications and 280 information resources. The University Library is available to users seven days a week from anywhere there is an Internet connection. The University has been building an eBook Collection that now contains approximately 1,900 books and reference sources being used in 91 percent of all courses. Students and faculty have access to the entire eBook Collection throughout their degree programs.
Another example is Virtual Organizations, which are realistic web-based businesses, schools, health care, and government organizations that promote authentic assessment by immersing students into problem-based learning environments. Virtual Organizations provide a solution to the difficulties students have in gaining access to proprietary information. They also provide a relevant context for students to practice solving workplace problems. Virtual Organizations are distinct from simulations and case studies because they present students with a microcosm of the real world. Students must first determine what data is needed to solve a problem, locate the appropriate information by data mining a specific Virtual Organization, and apply that information to solve the problem. Virtual Organizations provide students a full range of data that includes financial statements, personnel records, and other information essential to practice applying theoretical knowledge to solving problems. An average of 50,000 unique users access Virtual Organizations each month.
Standardized Assessment of Information Literacy Skills
In an effort to benchmark student achievement in information literacy as compared to students from other similar institutions and to make internal University of Phoenix comparisons, the University makes use of the Standardized Assessment of Information Literacy Skills (SAILS) originally developed by Kent State University.15
The SAILS assessment is based on the following Association of College and Research Libraries (ACRL)16 Information Literacy Competency Standards for Higher Education:
•	Standard I: The information literate student determines the nature and extent of the information needed.

•	Standard II: The information literate student accesses needed information effectively and efficiently.

•	Standard III: The information literate student evaluates information and its sources critically and incorporates selected information into his or her knowledge base and value system.

•	Standard V:* The information literate student understands many of the economic, legal, and social issues surrounding the use of information and accesses and uses information ethically and legally.

*ACRL Standard IV is not used in the SAILS assessment.

A random sample of undergraduate University of Phoenix students was asked via email to voluntarily participate in the SAILS program. The sampling frame included students who had attended a course in the last six months but who were not included in the SAILS administration in 2009.
As the SAILS Freshmen table shows, on average University of Phoenix freshmen scored as well or better in half of the eight areas measured through the SAILS assessment; in the four remaining areas, they had lower scores than freshmen students at other institutions offering at least baccalaureate through master’s level programs. However, after taking into account the standard error, the performances between the two groups were essentially equivalent except on the Documenting Sources skill set. On that skill set, University of Phoenix freshmen on average underperformed students in the comparison group.
Table 6: SAILS Freshmen

Skill Set	UOPX FY 2010		Master’s Universities		UOPX Performance
			& Colleges[a]		versus
	n = 542		n = 8,494		Comparison Group

	Mean	Std. Error[b]	Mean	Std. Error[b]

Developing Research Strategy	547	9	542	2	Equivalent

Selecting Finding Tools	547	11	533	3	Equivalent

Searching	519	9	520	2	Equivalent

Using Finding Tools Features	536	14	544	3	Equivalent

Retrieving Sources	531	13	539	4	Equivalent

Evaluating Sources	569	9	559	2	Equivalent

Documenting Sources	525	11	543	3	Underperformed

Understanding Economic, Legal, Social Issues	522	10	518	2	Equivalent
Note: “Outperformed” = UOPX students had a statistically significant higher mean score on the skill set compared to the normative group. “Underperformed” = UOPX students had a statistically significant lower mean score. “Equivalent” = the mean scores were statistically equivalent. Alpha (α) = 0.05 for all significance tests. Scores range from 0 to 1000.
a “Master’s Universities & Colleges” refers to institutions that offer baccalaureate through master’s degrees.
b Std. Error = Standard error.

The next table, SAILS Seniors, shows that University of Phoenix seniors compare favorably or the same in benchmark comparisons to students at other similar institutions.
Table 7: SAILS Seniors

Skill Set	UOPX FY 2010		Master’s Universities		UOPX Performance
			& Colleges[a]		versus
	n = 183		n = 2,374		Comparison Group

	Mean	Std. Error[b]	Mean	Std. Error[b]

Developing Research Strategy	584	16	576	4	Equivalent

Selecting Finding Tools	574	20	570	5	Equivalent

Searching	559	16	558	4	Equivalent

Using Finding Tools Features	575	23	581	6	Equivalent

Retrieving Sources	596	26	594	7	Equivalent

Evaluating Sources	599	15	592	4	Equivalent

Documenting Sources	586	18	595	5	Equivalent

Understanding Economic, Legal, Social Issues	563	17	556	5	Equivalent
Note: “Outperformed” = UOPX students had a statistically significant higher mean score on the skill set compared to the normative group. “Underperformed” = UOPX students had a statistically significant lower mean score. “Equivalent” = the mean scores were statistically equivalent. Alpha (α) = 0.05 for all significance tests. Scores range from 0 to 1000.
a “Master’s Universities & Colleges” refers to institutions that offer baccalaureate through master’s degrees.
b Std. Error = Standard error.
University of Phoenix seniors performed significantly higher than University of Phoenix freshmen on seven of the eight skill sets.
Table 8: SAILS UOPX Seniors vs. UOPX Freshmen

Skill Set	UOPX Freshmen		UOPX Seniors		UOPX Seniors vs.
	n = 542		n = 183		UOPX Freshmen

	Mean	Std. Error[a]	Mean	Std. Error[a]

Developing Research Strategy	547	9	584	16	Outperformed

Selecting Finding Tools	547	11	574	20	Equivalent

Searching	519	9	559	16	Outperformed

Using Finding Tools Features	536	14	575	23	Outperformed

Retrieving Sources	531	13	596	26	Outperformed

Evaluating Sources	569	9	599	15	Outperformed

Documenting Sources	525	11	586	18	Outperformed

Understanding Economic, Legal, Social Issues	522	10	563	17	Outperformed
Note: “Outperformed” = UOPX seniors had a statistically significant higher mean score on the skill set compared to UOPX freshmen. “Underperformed” = UOPX seniors had a statistically significant lower mean score. “Equivalent” = the mean scores were statistically equivalent. Alpha (α) = 0.05 for all significance tests. Scores range from 0 to 1000.
a Std. Error = Standard error.

Academic Proficiency and Progress
In the last twenty years, the accreditation community has placed significantly greater emphasis on the importance of assessing student learning.
ETS® Proficiency Profile
As a part of the assessment process, University of Phoenix has used the Measure of Academic Proficiency and Progress (MAPP) assessment developed by the Educational Testing Service (ETS) and reported the results in the 2008 and 2009 Academic Annual Reports. This year, ETS® changed the name from MAPP to the ETS® Proficiency Profile (EPP). The skill sets measured and the metrics used remain the same.17
ETS is a non-profit organization with a mission to advance” quality and equity in education for people worldwide by creating assessments based on rigorous research.”18 ETS administers the EPP, a test of college-level skills in critical thinking, reading, writing, mathematics, humanities, social sciences, and natural sciences for undergraduate students. The assessment was developed to assist institutions in evaluating the outcomes of general education programs to improve the quality of instruction and learning. According to their website, EPP results allow the institution to:
•	Gain a unified picture of the effectiveness of the general education program to meet requirements for accreditation and performance funding.
•	Promote curriculum improvement with actionable score reports that can be used to pinpoint strengths and areas of improvement.
By providing comparative data on more than 380 institutions and 375,000 students nationwide, it provides quantitative data to measure continuous improvement. The results of the EPP assessment are shown on the following tables.
•	University of Phoenix freshmen slightly underperformed freshmen in the comparison group in the areas of Critical Thinking, Reading, Writing, and Natural Sciences; however, the differences between the two groups were slight and of limited practical significance.

•	University of Phoenix freshmen moderately underperformed freshmen in the comparison group in the area of Mathematics.

•	University of Phoenix freshmen performed equivalently on items related to the Humanities and Social Sciences.

•	University of Phoenix seniors slightly underperformed seniors in the comparison group in the areas of Critical Thinking, Humanities, Social Sciences, and Natural Sciences; however, the differences between the two groups were slight and of limited practical significance.

•	University of Phoenix seniors moderately underperformed seniors in the comparison group in the areas of Reading, Writing, and Mathematics.

•	University of Phoenix seniors slightly outperformed University of Phoenix freshmen in all of the areas except Natural Sciences, where the groups performed equivalently.

Table 9: ETS® Proficiency Profile (EPP) Freshmen Institutional Comparison

Skill Set	UOPX FY 2010		Master’s Universities		UOPX Performance
			& Collegesa b		versus
	n = 4,003		n = 7,728		Comparison Group

	Mean	Std. Dev.[c]	Mean	Std. Dev.[c]

Critical Thinking	108.2	5.2	109.6	5.9	Slightly Underperformed

Reading	113.9	6.8	116.6	7.0	Slightly Underperformed

Writing	110.8	4.8	113.3	5.0	Slightly Underperformed

Mathematics	108.3	4.4	112.4	5.8	Moderately Underperformed

Humanities	112.6	5.9	113.3	6.2	Equivalent

Social Sciences	111.0	5.7	112.1	6.0	Equivalent

Natural Sciences	111.9	5.8	113.6	5.7	Slightly Underperformed
Note: “Strongly Outperformed” = significant difference between means in a positive direction with an effect size > 0.80; “Moderately Outperformed” = significant difference between means in a positive direction with an effect size of 0.51-0.80; “Slightly Outperformed” = significant difference between means in a positive direction with an effect size of 0.20-0.50; “Equivalent” = either no significant difference or a significant difference with an effect size of < 0.20; “Slightly Underperformed” = significant difference between means in a negative direction with an effect size of 0.20-0.50; “Moderately Underperformed” = significant difference between means in a negative direction with an effect size of 0.51-0.80; “Strongly Underperformed” = significant difference between means in a negative direction with an effect size of > 0.80. Alpha (α) = 0.05 for all significance tests. Scores range from 100 to 130.

[a] Weighted totals.
[b] “Master’s Universities & Colleges” refers to institutions that offer baccalaureate through master’s degrees.
[c] Std. Dev. = Standard deviation
Table 10: ETS® Proficiency Profile (EPP) Seniors Institutional Comparison

Skill Set	UOPX FY 2010		Master’s Universities		UOPX Performance
			& Collegesa b		versus
	n = 2,428		n = 42,649		Comparison Group

	Mean	Std. Dev.[c]	Mean	Std. Dev.[c]

Critical Thinking	109.5	5.9	112.1	6.5	Slightly Underperformed

Reading	115.6	7.4	119.5	9.8	Moderately Underperformed

Writing	112.4	5.1	115.1	4.8	Moderately Underperformed

Mathematics	110.2	5.4	114.0	6.1	Moderately Underperformed

Humanities	114.1	6.4	115.7	6.5	Slightly Underperformed

Social Sciences	112.3	6.1	114.4	6.4	Slightly Underperformed

Natural Sciences	113.0	6.1	115.9	5.8	Slightly Underperformed
Note: “Strongly Outperformed” = significant difference between means in a positive direction with an effect size > 0.80; “Moderately Outperformed” = significant difference between means in a positive direction with an effect size of 0.51-0.80; “Slightly Outperformed” = significant difference between means in a positive direction with an effect size of 0.20-0.50; “Equivalent” = either no significant difference or a significant difference with an effect size of < 0.20; “Slightly Underperformed” = significant difference between means in a negative direction with an effect size of 0.20-0.50; “Moderately Underperformed” = significant difference between means in a negative direction with an effect size of 0.51-0.80; “Strongly Underperformed” = significant difference between means in a negative direction with an effect size of > 0.80. Alpha (α) = 0.05 for all significance tests. Scores range from 100 to 130.

[a] Weighted totals.
[b] “Master’s Universities & Colleges” refers to institutions that offer baccalaureate through master’s degrees.
[c] Std. Dev. = Standard deviation.

Table 11: ETS® Proficiency Profile (EPP) Seniors vs. Freshmen UOPX Comparison

Skill Set	UOPX Freshmen		UOPX Seniors[a]		UOPX Seniors
	FY 2010		FY 2010		versus
	n = 4,003		n = 2,428		UOPX Freshmen

	Mean	Std. Dev[b]	Mean	Std. Dev[b]

Critical Thinking	108.2	5.2	109.5	5.9	Slightly Outperformed

Reading	113.9	6.8	115.6	7.4	Slightly Outperformed

Writing	110.8	4.8	112.4	5.1	Slightly Outperformed

Mathematics	108.3	4.4	110.2	5.4	Slightly Outperformed

Humanities	112.6	5.9	114.1	6.4	Slightly Outperformed

Social Sciences	111.0	5.7	112.3	6.1	Slightly Outperformed

Natural Sciences	111.9	5.8	113.0	6.1	Equivalent
Note: Strongly Outperformed = significant difference between means in a positive direction with an effect size > 0.80; Moderately Outperformed = significant difference between means in a positive direction with an effect size of 0.51-0.80; Slightly Outperformed = significant difference between means in a positive direction with an effect size of 0.20-0.50; Equivalent = either non-significant difference or a significant difference with an effect size of < 0.20; Slightly Underperformed = significant difference between means in a negative direction with an effect size of 0.20-0.50; Moderately Underperformed = significant difference between means in a negative direction with an effect size of 0.51-0.80; Strongly Underperformed = significant difference between means in a negative direction with an effect size of > 0.80. Alpha (α) = 0.05 for all significance tests. Scores range from 100 to 130.

[a] Weighted totals.
[b] Std. Dev. = Standard Deviation
Completion Rates
Below are completion rates for University of Phoenix showing associate, baccalaureate, and graduate students, as well as the Integrated Postsecondary Education Data System (IPEDS)19 public institution completion rates. IPEDS only considers “first-time” college students. University of Phoenix, however, includes all students.
The University calculates completion rates of all enrolled students, including first-time attendees as well as those with prior college experience. The University completion rate is defined as the percentage of students who completed at least three credits and went on to be degree-complete within 150 percent of normal degree completion time. Data are collected on the number of students entering the institution as degree-seeking students in a particular cohort year.
Table 12: UOPX Completion Rates

Program Level	3 Years	>3 Years	6 Years	>6 Years
Associate 2005 Cohort	23%	24%
Bachelor 2002 Cohort			34%	36%
Graduate 2005 Cohort	55%	63%

Source: UOPX Academic Dashboard.

In accordance with the Higher Education Act (HEA) of 1965, as amended, each postsecondary educational institution must publish information regarding graduation rates as defined by the National Center for Education Statistics (IPEDS).20 This graduation measure includes only undergraduate degree–seeking students who have never attended another institution of higher learning and who graduate within 150 percent of normal time to completion. Data are collected on the number of students entering the institution as full-time, first-time degree seeking or certificate-seeking undergraduate students in a particular cohort year.
Table 13: IPEDS Graduation Rates

Program Level	3 years	6 years
Associate 2005 cohort	20%
Bachelor 2002 cohort		53%
Graduate 2005 cohort	n/a

Note: IPEDS rates shown are for public institutions.
Source: NCES-Table 26.
Lessons Learned: Improving the Quality of the Student Experience
The completion rates for the University show a slight decline from the rates shown in the 2009 Academic Annual Report in the percentage of students graduating in 150 percent of the traditional time to degree completion. The University believes that most of these changes arise from difficulties associated with current economic conditions. However, the University’s orientation program announced in the 2009 Academic Annual Report may help mitigate future declines by giving students the opportunity to better understand the demands of a college education, and if needed, self-select out prior to enrolling at the University.
The orientation program was developed in an effort to assist students succeed at the University and to try to assist prospective students in making an informed decision about whether to invest their time, money, and effort. The University began limited beta testing of a no-charge, pass/fail orientation in 2009. The orientation program was designed for those students entering the University with fewer than 24 credits.
“The more institutions accept their responsibility [for student learning] the more the students will. Where institutions are clear as to the expected learning outcomes, where there are meaningful assessments of student learning, and where these assessments guide continuous efforts to improve the quality of learning, the student’s sense of responsibility for truly mastering learning soars.”
The Future of Higher Education, 2004
University Orientation is three weeks long and delivered in the same format as a regular class. Students must complete non-graded assignments that are similar in nature to the way they will be working in class. With the addition of this requirement prior to enrollment, prospective students gain a better understanding of the time commitments required for university-level study and how it will or will not fit into their busy lives.

The beta test of the new University Orientation program was rolled out to approximately 30,000 students. The results of that beta group show that approximately 80 percent of the students who start the University Orientation finish it. The retention rates for those who complete University Orientation are higher than those for students who do not go through the program.

The increase in initial retention rate suggests that program completion rates may eventually improve, which is one of the goals of the University Orientation. These students also appear to be faring better in the critical first three classes; these initial courses are the ones that historically have proven to be the point at which most students drop out. Anecdotal evidence from faculty indicates that the students who have completed orientation are better prepared for the rigors of the classroom. Students report that they come out of University Orientation with a positive attitude. This was reported by a large group of students, which included those students who did not complete the orientation successfully, and those who, after gaining a clear understanding of what would be expected of them, self-selected out and did not enroll in a degree program.
University administrators have reviewed the comments and results of the new student orientation and have determined that this program is a valuable tool to increase student retention, academic success, and an understanding of expectations prior to enrollment. Student participation in an orientation that mirrors the way they will be expected to learn in an accelerated environment, with a clear understanding of the type of assignments that will be required, will assist the University in placing the right student in the right program.
The University believes that the results of the new student orientation, although somewhat preliminary in nature, show that students are benefiting from the new program. It is hoped that the increase in course completion by students who have successfully completed the new orientation will continue and may eventually result in increased persistence throughout the students’ degree programs. The orientation was implemented University-wide in November 2010, and the resulting increase in retention will not show up as an increase in completion rates until sometime in the future when the students earn their degrees.
Affordability and Return on Investment
Student Salary Increases While Enrolled
Many University of Phoenix students are employed full time while enrolled. Internal research has shown that University of Phoenix students’ average annual salaries for the time they are enrolled in their program of study increase at higher rates than the national average salary increase for the same time period.
Table 14: UOPX Average Student Salary Increases

	UOPX Average	National Average
2010 Graduating Cohorts	Annual Salary	Annual Salary
	Increase during	Increase same
	program enrollment	period

Associates Reporting (n = 2,544)	5.9%
Bachelors Reporting (n = 9,683)	6.8%
Masters Reporting (n = 1,652)	6.5%	2.9%
Doctors Reporting (n = 336)	5.0%
All Reporting (n = 14,215)	6.6%

Note: All post–pre differences are statistically significant (p < .001).
Source: UOPX Institutional Research – Entering Student Income, UOPX Registration Survey – Completing Student Income, and UOPX End-of-Program Survey. National data is for all job classifications, from Bureau of Labor Statistics and www.culpepper.com/eBulletin/2010/SalaryIncreaseBudgets0910.asp.

Cost To Taxpayers
University of Phoenix cost to taxpayers is substantially less than public and non-profit institutions.
Table 15: Cost to Taxpayers

	Public	Independent	Proprietary	University
	(2 and	Private	(2 and	of Phoenix
	4 year)	(2 and 4 year)	4 year)

Direct Government Support	$10,785	$5,621	$3,751	$1,082
(Grants, Appropriations, etc.)

Federal Support on	40	85	146	94
Subsidized Loans

Defaults on Title IV Loans	507	1,324	4,515	3,032

Recovery on Title IV Loans	-307	-802	-2,736	-1,838

Donor Tax Benefit on Gifts	315	823	0	0

Sales and Other Taxes	0	0	-65	-38

Taxes on Corporate Profits	0	0	-1,092	-824

Net Cost to Taxpayer	$11,340	$7,051	$4,519	$1,509
per Student
See Appendix for explanatory notes and definitions.
Source: Higher Education at a Crossroads, Apollo Group Position Paper, August 2010 http://www.apollogrp.edu/Investor/Reports/Higher%20Education%20at%20a%20Crossroads%20FINAL%20 v3.pdf

The 2010 Academic Annual Report has focused on the issue of quality and input measures that can be directly associated with student success and institutional effectiveness. The 2009 Academic Annual Report outlined issues that the University is addressing as opportunities to increase student academic achievement and success. The quality initiatives identified in the 2010 Report, in addition to those described in the 2009 report, have begun to bear results.
In the 2009 Report, we described the curriculum for a three-week orientation program that would allow prospective students an opportunity to “test drive” the University prior to enrolling. The orientation was designed to address the heuristic skills necessary for success at University of Phoenix as well as to introduce the participants to the format and accelerated environment in which they would be learning should they decide to enroll.
In October 2009, the University rolled out the University Orientation to campuses that had been shown to have a high drop-out rate in the first four classes. In the original rollout, more than 30,000 students participated in the new student orientation. As indicated earlier in this report, the results of that beta group show that approximately 80 percent of the students who start the University Orientation finish it. The retention rates for those who complete University Orientation are higher than those for students who do not go through the program.
As a result, the orientation was rolled out University-wide on November 1, 2010. It is the University’s hope that this program may increase student retention and overall success. The University is currently gathering analytical data and feedback from students and faculty members on a regular basis in order to continue to update and improve the orientation.
The second phase of the administration’s plans outlined in the 2009 Academic Annual Report was the initiation of a First-Year Sequence for students in the associate program and those students enrolling in the bachelor’s programs with fewer than 24 credits. In FY2009 nearly all associate degree-seeking students and a substantial percentage of students entering the bachelor’s programs fell into that category.
The First-Year Sequence was introduced at all campuses in February 2010 and was designed with a laddering concept with material taught over multiple courses. In this way, concepts introduced in early classes are reinforced with work done in later classes. The First-Year Sequence was also designed to provide a stable foundation and a sense of community for entry-level students.
Results of the First-Year Sequence will be reported in the 2011 Academic Annual Report. Finally, the third initiative discussed in the 2009 Report was a new perspective on remediation in the form of Just-In-Time skills. The University introduced services to students that would allow them to access the skills they needed when they needed them and when they could apply them to the appropriate coursework. The premise of this new approach is that an all-or-nothing course, taken before a student can enter a program or enroll in specific classes, does nothing to promote long-term learning or the ability to apply the skills when they are required—in some cases months or perhaps years after going through a remedial course.
Today the Centers for Mathematics and Writing Excellence provide students with access to the assistance and tools necessary to solve complicated math problems and write at an academic level effectively and concisely.
In 2010 the Center for Mathematics Excellence expanded the services offered to students by adding Live Class Tutoring and a Worksheet Center. In the Live Classrooms, students are able to talk with a tutor via a toll-free teleconference line as well as login to the Center for visual demonstrations. The Worksheet Center allows students to work through math functions and basic geometric formulas. The worksheets are processed on a whiteboard and answers are provided immediately. This allows students to work in private and self-evaluate where they need to focus their efforts in improving their mathematics skills. In an average month, more than 5,600 unique users access the tutoring services provided by the Center.
In addition, the Center for Mathematics Excellence continues to assist students with hundreds of math tutorials and videos as well as pre-algebra assistance. The Math Anxiety Center helps students deal with the complexities and perceived problems associated with math classes. In an average month, more than 20,000 unique users access the Center for Mathematics Excellence for information on how to succeed in mathematics.
Resources contained in the Center for Writing Excellence include the WritePointsm System, Tutor Review, the Spanish Writing Lab, Tutorials and Guides, and the Turnitin Plagiarism Checker. WritePointsm is an automated system that provides students with immediate feedback on grammar, punctuation, word usage, and some style points. This is accomplished within minutes and is operational 24/7. WritePointsm reviews an average of more than 150,000 papers each month.
Overall, the University continues to make data-driven decisions on how best to continually improve its systems and curriculum in ways that will best benefit our students. As we learn from our efforts, we will continue to report on the results and improvements.

NOTES AND DEFINITIONS FOR TABLE 15 COST TO TAXPAYERS
Institutions: Analysis includes all U.S, degree granting institutions that are eligible for Title IV.
Student Enrollment Data: Information obtained from IPEDS for all schools as reported under the IPEDS definition for Fall 2008 full-time equivalent students.
Direct Government Support: Information obtained from IPEDS for GASB institutions and private non-profit institutions or public institutions using FASB includes federal/state/local government operating contracts and appropriations (Pell awards included). Information obtained from IPEDS for FASB proprietary institutions includes state/local government grants and federal/state/local government appropriations (Pell awards excluded). Pell award information for FASB proprietary institutions was obtained from the Department of Education website.
Interest on Subsidized Loans: Subsidized Title IV loan information obtained from the Department of Education website. The three month Treasury bill rate was used assuming a one year interest subsidy for amounts loaned.
Loan Defaults: Assumes that although more than 100 percent is collected on average for each Title IV dollar loaned by the government, the government could earn the equivalent amount of interest through the issuance of treasury bills. In addition, data is not available to determine if interest repayment trends are different between institutional types. However, lifetime default rates vary significantly between institutional types. The lifetime budgeted default rates for the 2007 cohort of students, per a report by the Department of Education issued in December 2009, along with 2007 two year cohort default rates, also published by the Department of Education, were used to determine expected default rates by institutional type. Public and Private Non-Profit: The lifetime budgeted default rates of 17.2 percent used for the public and private non-profit institutions is based on an average of four-year freshman - senior rates. Proprietary: The lifetime budgeted default rate of 39.5 percent used for the proprietary institutions is based on the two-year proprietary institutions lifetime budgeted default rate. The two-year proprietary institutions lifetime budgeted default rate of 47 percent was weighted at 20 percent based on the number of full-time equivalent students in the two-year category as a percentage of the total in the proprietary institutions. The four-year proprietary institutions rate was determined based on the relationship of the four-year proprietary institutions 2007 cohort default rate of 9.8 percent as compared to the two-year proprietary institutions rate of approximately 12.25 percent and applying this ratio to the two-year proprietary institutions lifetime budgeted default rate of 47 percent. This rate for the expected four-year proprietary institutions lifetime budgeted default rate was then weighted at 80 percent based on the number of full-time equivalent students in the four-year category as a percentage of the total in the proprietary institutions.
Recovery on Loans: The recovery rate used for defaulted loans is the same for all institutions, 60.6 percent. This was then multiplied by the defaulted loans total to get the recovery dollar amount. The recovery rate was calculated using information from the Department of Education - SFA Collections, The White House - Office of Management and Budget (“The President’s Budget 2009”), student loan collection industry’s collection fees, and Apollo Group estimates.

1.	Judith S. Eaton, “Higher Education, Government and Expectations of Academic Quality and Accountability: Where Do We Go From Here?” American Academic 2, no. 1 (2006): 73-87, http://www.aft.org/pdfs/highered/academic/march06/Eaton.pdf

2.	William F. Massy, Steven W. Graham, and Paula Myrick Shor, Academic Quality Work: A Handbook for Improvement (Bolton, MA: Anker, 2007).

3.	http://www.progettobologna.it/

4.	Jean Johnson and Jon Rochkind with Amber Ott and Samantha DuPont, With Their Whole Lives Ahead of Them: Myths and Realities About Why So Many Students Fail to Finish College (New York: Public Agenda, with support from the Bill and Melinda Gates Foundation, 2010). http://www.publicagenda.org/files/pdf/theirwholelivesaheadofthem.pdf

5.	Ibid.

6.	http://www.ed.gov/news/press-releases/department-education-establishes-new-student-aid-rules-protect-borrowers-and-tax

7.	Arizona Quality Alliance, Showcase in Excellence Awards, http://www.arizona-excellence.com/2010%20 PDF%20Recipients/UOPX%20Synopsis.pdf

8.	Karin Fischer, “Lumina to Continue With Project Bringing Bologna Process’s Lessons to United States,” Chronicle of Higher Education, June 4, 2010, http://chronicle.com/article/Lumina-to-Continue-With/65797/

9.	The Higher Learning Commission 230 South LaSalle Street, Suite 7-500, Chicago, Illinois 60604-1413. http://www.ncahlc.org/

10.	National Survey of Student Engagement, http://www.nsse.iub.edu/

11.	Project SAILS, https://www.projectsails.org/

12.	Education Testing Service, http://www.ets.org/proficiencyprofile/about

13.	National Center for Education Statistics, http://nces.ed.gov/

14.	University of Phoenix, http://www.phoenix.edu/about_us/about_university_of_phoenix/university_learning_goals.html

15.	Project SAILS, https://www.projectsails.org/

16.	Association of College and Research Libraries http://www.ala.org/ala/mgrps/divs/acrl/standards/ informationliteracycompetency.cfm

17.	“‘Although the name has changed, the assessment hasn’t,’ says David G. Payne, ETS Vice President and COO for College and Graduate Programs. ‘It’s still the same great assessment—just with a new name.’” ETS press release, “ETS MAPP Assessment Gets New Name—ETS® Proficiency Profile” (December 10, 2009), http://www.pr-inside.com/print1626364.htm. See also http://www.ets.org/proficiencyprofile/about/.

18.	Education Testing Service, http://www.ets.org/about/who/

19.	National Center for Education Statistics, http://nces.ed.gov/ipeds/

20.	Ibid.